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                                                                 Exhibit 10.68.1


                              AMENDMENT NUMBER 1 TO
                                 PLAN AGREEMENT

                                    under the

                RENAL CARE GROUP, INC. SUPPLEMENTAL BENEFIT PLAN


         This Amendment Number 1 to Plan Agreement (this "Amendment") is made and entered into this 29th day of May 2003 by and between RENAL CARE GROUP, INC. (the "Company") and LINDA D. BROOKS (the "Beneficiary"), the surviving spouse of Sam A. Brooks (the "Member"). This Amendment amends the Plan Agreement, dated February 25th, 2003 (the "Agreement"), between the Member and the Company pursuant to the Renal Care Group, Inc. Supplemental Benefit Plan (the "Plan"), and amends the specific terms agreed to in the Agreement. This Amendment is entered into to correct a scrivener's error discovered by the by the parties following the Member's death. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned such terms in the Agreement and the Plan.

         In consideration of the mutual covenants and agreements described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Retirement Income. Section 1 of the Agreement is amended to delete such Section in its entirety and to insert in lieu thereof the following:

                  1. Retirement Income. The Company will pay Retirement Income to the Member as follows:

                           (a) The amount of the Member's Retirement Income shall be $650,000 per year for ten years beginning on January 2 of the year first following the Retirement Date.

                           (b) The Retirement Income will be paid in equal monthly installments beginning on January 2 of the year first following the Retirement Date.

                           (c) Notwithstanding the provisions of subsections (a) and (b) of this Section 1, if Member dies before his Retirement Date, then Member's Retirement Income shall be $650,000 per year for ten years, and the Member's Retirement Income shall be paid to the Member's primary Beneficiary in equal monthly installments beginning on the first day of the month first following the date of the Member's death.

                           (d) In the event of the death of the Member and the Member's primary Beneficiary prior to full payment of benefits under the



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         terms of this Plan Agreement, all remaining payments will be paid to the secondary Beneficiary in a lump sum, equal to the present value of the remaining payments due under this Plan Agreement. The present value of such remaining payments will be determined using a discount rate of four percent (4%) per annum. Such lump sum payment will be made within 90 days following the death of the Member or the Member's primary Beneficiary, whomever is the last to die.

         2. No Further Amendment. Except as specifically modified and amended by this Amendment, the parties agree that the Agreement shall continue in full force and effect as provided therein, and the parties reaffirm all of its provisions.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                              Renal Care Group, Inc.



                              By:  /s/ Gary Brukardt
                                  ----------------------------------------
                              Title:  President and CEO
                                     -------------------------------------

                              Beneficiary:


                               /s/ Linda D. Brooks
                              -------------------------------------------
                              Linda D. Brooks




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